Exhibit 99

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Smadar Lavi	Todd Fromer / Brad Nelson
Investor Relations	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1217
slavi@ormat.com	tfromer@kcsa.com / bnelson@kcsa.com

Ormat Technologies will Acquire its Parent Through a Share Exchange

Ormat Industries' Shareholders to Exchange Shares for Stake in Ormat Technologies

Deal Eliminates Majority Ownership and Control Structure

(RENO, Nev.) November 10, 2014, Ormat Technologies, Inc. (NYSE: ORA) announced today that it is entering into a definitive share exchange and plan of merger agreement (the "Exchange Agreement") with its parent entity, Ormat Industries Ltd. ("OIL"). Under this agreement, Ormat Technologies will acquire Ormat Industries through a share exchange that will eliminate OIL’s majority ownership interest in, and control of, Ormat Technologies. OIL currently holds approximately 60% of Ormat Technologies’ outstanding common stock.

Mr. Isaac Angel, Ormat Chief Executive Officer, stated: “Streamlining our corporate structure is a crucial step to unlocking the value inherent in our business. Ormat transitioning to a non-controlled single public listing will significantly increase the number of shares available to be publicly traded. We believe that enhancing liquidity and increasing shareholder base will translate to increasing shareholders value.”

Mr. Doron Blachar, Ormat Chief Financial Officer, added: “Transitioning to a single public listing will eliminate duplicate costs, dual accounting reporting standards and increase efficiencies. Streamlining the corporate structure will allow the company to focus on growing the business.”

Ormat Technologies anticipates that the transaction will benefit Ormat Technologies and its stockholders in several ways, including:

●

Enhance Liquidity: Ormat Technologies’ float will increase from approximately 40% to approximately 76% of total shares outstanding once the transaction is complete, which should help elevate trading volume and may increase equity coverage.

●	Create Synergies: The acquisition will eliminate certain costs and inefficiencies resulting from maintaining two public entities.

●	Become a non controlled public company

Key Terms and Timeline

Under the terms of the Share Exchange Agreement, OIL shareholders will be entitled to receive 0.2592x shares for each share in OIL, or an aggregate of approximately 30.3 million shares. Upon closing of the transaction, existing Ormat Technologies shareholders will own approximately 38% and former OIL shareholders will own approximately 62% of Ormat Technologies.

The transaction, which is expected to close in the first quarter of 2015, is subject to (i) approval by OIL's shareholders (ii) receipt of regulatory approvals, (iii) Israeli court approval and (iv) the satisfaction of other customary closing conditions. There can be no assurance as to when or if the transactions contemplated by the Share Exchange Agreement will be consummated.

Ormat Technologies' board of directors, acting upon the unanimous recommendation of a special committee of the board comprised solely of independent and disinterested directors (the "Special Committee") approved the Share Exchange Agreement and the transactions contemplated thereby and recommended that it be approved by Ormat Technologies shareholders. OIL, which currently owns approximately 60% of the outstanding shares of Ormat Technologies, has executed a written consent approving the transaction and, consequently, no other vote of Ormat Technologies shareholders will be necessary or solicited.

OIL's largest shareholders, FIMI Opportunity Funds and the Bronicki family, who together own approximately 39% of the outstanding shares of OIL, and as a result of the transaction, are expected to own approximately 24% of the outstanding shares of Ormat Technologies, have entered into several agreements with Ormat Technologies, including (i) a voting agreement pursuant to which they have agreed to vote their OIL shares in favor of the transaction, and (ii) agreements pursuant to which, among others matters, they have agreed to certain limitations restricting their voting rights in Ormat Technologies shares.

The Special Committee negotiated the terms of the Share Exchange Agreement with the assistance of its financial and legal advisors, J.P. Morgan and Davis Polk & Wardwell LLP.

For more information regarding the transaction, please see Ormat Technologies’ Current Report on Form 8-K that was filed this morning. See also below under "Additional Information and Where You Can Find It."

Conference Call Details

Ormat Technologies will host a conference call to discuss the transaction at 9:00 A.M. ET on Tuesday, November 11, 2014. The call will be available as a live, listen-only webcast at www.ormat.com. The call also will be available to investors and analysts by dialing 1-877-511-6790 within the U.S. 1-855-669-9657 from Canada or 1-412-902-4141from abroad. Please ask to be joined into the Ormat Technologies, Inc. call.  During the call, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,900 MW of gross capacity. Ormat’s current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for the share exchange, the related restructuring of the Ormat corporate group and the anticipated consequences of the transaction and are based upon its management’s current expectations. These forward looking statements include, among others, the benefits that Ormat Technologies believes the transaction will create, including those related to expected cost savings, enhanced liquidity, synergies, corporate visibility and identity.  Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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